EXHIBIT 14

                                 CODE OF ETHICS
                                       FOR
                            SENIOR EXECUTIVE OFFICERS

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of the principal financial officer, principal accounting officer or controller, or persons performing similar functions, and the principal executive officer (collectively, including the senior executive officer, the "Senior Financial Officers") of CSTM ("CSTM") is fundamental to CSTM's reputation and success. While all directors, officers and employees are required to adhere to CSTM's Code of Ethics, the professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of CSTM.

APPLICABILITY

This Code of Ethics shall apply to CSTM's Senior Financial Officers. "Senior Financial Officers" shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, or persons performing similar functions, including CSTM's President and Chief Executive Officer, Chief Financial Officer, and Vice President--Accounting and Controller. In the event of the change of an officer's title or designation as a principal officer, or the addition of an officer to the foregoing definition, any officer performing a similar function shall be included.

STANDARDS OF CONDUCT

To the best of their knowledge and ability, the Senior Financial Officers shall:

o act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o provide full, fair, accurate, timely, and understandable disclosure in reports and documents that CSTM files with, or submits to, the Securities and Exchange Commission ("Commission") and in other public communications made by CSTM;

o        comply with applicable governmental laws, rules and regulations;

o promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit Committee of the board of directors;

o respect the confidentiality of information acquired in the course of employment;

o        maintain the skills necessary and relevant to CSTM needs;

o promote, as appropriate, contact by employees with the Corporate Governance Office or the chair of the Audit Committee of the board of directors for any issues concerning improper accounting or financial reporting of CSTM without fear of retaliation; and

o proactively promote ethical and honest behavior within CSTM and its consolidated subsidiaries.

All Senior Financial Officers are expected to adhere to this Code of Ethics. Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law. The board of directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics for Senior Financial Officers. Any change in or waiver from and the grounds for such change or waiver of this Code of Ethics for Senior Financial Officers shall be promptly disclosed through a filing with the Commission on Form 8-K.




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